Exhibit 99.1

Media Contact:

Kendra Kimmons

Marketing & Communications

225-299-3720

kendra.kimmons@amedisys.com

Amedisys Closes Infinity HomeCare Acquisition

BATON ROUGE, La., January 4, 2016 – Amedisys, Inc. (NASDAQ: AMED), one of America’s leading home health and hospice companies, today announced that on December 31, 2015, it has closed the previously announced acquisition of Infinity HomeCare, for $63 million in cash.

“By coming together, Amedisys and Infinity HomeCare will form Florida’s premier home health company – with a focus on empowering our employees to continue delivering outstanding, high-quality patient care and partnering with the providers and communities we serve,” stated Amedisys President and Chief Executive Officer Paul Kusserow.

“Amedisys is recognized nationally for its leadership and strategy for the future of healthcare at home,” said Infinity HomeCare’s President and Chief Executive Officer Steve Karasick. “Combining our organizations creates a unique and powerful team of clinical excellence and innovation.”

Infinity HomeCare, headquartered in Sarasota, Florida, cares for more than 14,000 patients per year and has more than 600 employees with 15 care centers in Florida. The Company generates approximately $50 million in annual revenues and was previously controlled by the principals at HealthEdge Investment Partners, LLC.

About Amedisys:

Amedisys, Inc. (NASDAQ: AMED) is a “health care at home” company delivering personalized home health and hospice care to more than 360,000 patients each year. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based recovery and rehabilitation after an operation or injury, care focused on empowering them to manage a chronic disease, palliative care for those with a terminal illness, or hospice care at the end of life. For more information about Amedisys, please visit: http://www.amedisys.com.

We use our company website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the

Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the Securities and Exchange Commission (“SEC”) disclosing the same information. In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct and the charters for the Audit, Compensation, Nominating and Corporate Governance, Quality of Care and Compliance and Ethics Committees of our Board are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

About HealthEdge:

HealthEdge Investment Partners, LLC is an operating-oriented private equity firm founded in 2005 that focuses exclusively on the healthcare industry. HealthEdge seeks to achieve superior returns by investing in businesses that benefit from the knowledge, experience and network of relationships of its partners. HealthEdge’s partners have more than 100 years of combined operating experience in healthcare as CEOs and investors. For more information on HealthEdge, visit www.healthedgepartners.com.

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